                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 28, 1998
                                                 -----------------

                                Video City, Inc.
                                ----------------
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                  0-14023             95-3897052
 ----------------------------     -------------       ---------------
 (State or other jurisdiction     (Commission          (IRS Employer
       of incorporation)           File Number)    Identification Number)

      370 Amapola Avenue, Suite 208, Torrance, California           90501
      -------------------------------------------------------------------
      (Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code (310) 533-3900
                                                   --------------


                           ------------------------
                                 (Former name)


      ------------------------------------------------------------------
                                (Former address)

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
          INFORMATION AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

As was indicated in the Current Report on Form 8-K filed by Video City, Inc. (the "Company") on January 12, 1999, it was impracticable at that time to provide the required financial statements. Such financial statements are provided herein by this amendment on pages F-1 through F-10 following the signature page.

(b)  PRO FORMA FINANCIAL INFORMATION

As was also indicated in the Current Report on Form 8-K filed by the Company on January 12, 1999, it was impracticable at that time to provide the required pro forma financial information. Such pro forma financial information is provided herein by this amendment on pages F-11 through F-25 following the signature page.

                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to the signed on its behalf by the undersigned hereunto duly authorized.

                                          VIDEO CITY, INC.


Dated:  March 5, 1999                     By: /s/ Timothy Denari
                                             --------------------
                                          Timothy Denari
                                          Chief Financial Officer

                                    CONTENTS

Financial Statements of Cianci's Videoland, Inc.
     Report of Independent Certified Public Accountants                 F-2
     Balance Sheets                                                     F-3
     Statements of Operations                                           F-4
     Statements of Stockholders' Deficit                                F-5
     Statements of Cash Flows                                           F-6
     Notes to Financial Statements                                      F-7

Pro Forma Condensed Consolidated Financial Information (unaudited)
     Introductory Information                                           F-11
     Pro Forma Condensed Consolidated Balance Sheet (unaudited)         F-16
     Pro Forma Condensed Consolidated Statements of Operations
       (unaudited)                                                      F-17
     Notes to Pro Forma Condensed Consolidated Financial
       Statements (unaudited)                                           F-19

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

Cianci's Videoland, Inc.
Portland, Oregon

    We have audited the accompanying balance sheets of Cianci's Videoland, Inc. ("the Company") as of September 30, 1998 and December 31, 1997, and the related statements of operations, stockholders' deficit, and cash flows for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cianci's Videoland, Inc. as of September 30, 1998 and December 31, 1997, and the results of its operations and its cash flows for the nine months ended September 30, 1998, and for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 9 to the financial statements, on December 28, 1998, all of the issued and outstanding shares of common stock of the Company were acquired by Video City, Inc.

                                        BDO SEIDMAN, LLP



Los Angeles, California
March 5, 1999

                           CIANCI'S VIDEOLAND, INC.

                                BALANCE SHEETS

                                                             September 30,     December 31,
                                                                  1998             1997
                                                             -------------     ------------

Assets (Notes 5 and 6)

Current assets
 Cash                                                        $           -     $  1,214,796
 Merchandise inventories                                         1,592,073        1,512,558
                                                             -------------     ------------

 Total current assets                                            1,592,073        2,727,354

Advances from shareholder (Note 3)                               1,370,673        1,620,673
Videocassette rental inventory, net of accumulated
 amortization of $23,494,133 and $17,227,470                     1,173,173        1,251,791
Fixed assets, net (Note 4)                                       3,211,155        3,164,174
Other assets                                                        57,310           57,310
                                                             -------------     ------------

 Total assets                                                $   7,404,384     $  8,821,302
                                                             =============     ============

Liabilities and Stockholders' Deficit

Current liabilities
 Bank overdraft                                              $     211,917     $          -
 Revolving line of credit (Note 5)                               3,000,000        1,973,720
 Accounts payable                                                5,575,988        4,935,419
 Accrued expenses                                                  872,118        1,177,916
 Current portion of long-term debt (Note 6)                        536,422          428,961
                                                             -------------     ------------

   Total current liabilities                                    10,196,445        8,516,016

Long-term debt, less current portion (Note 6)                    1,729,250        1,788,469
                                                             -------------     ------------

   Total liabilities                                            11,925,695       10,304,485
                                                             -------------     ------------

Commitments and Contingencies (Notes 3, 7 and 8)

Stockholders' deficit
 Common stock - no par value, authorized 500 shares,
  issued and outstanding 10 shares                                   2,500            2,500
 Additional paid-in capital                                         80,331           80,331
 Accumulated deficit                                            (4,604,142)      (1,566,014)
                                                             -------------     ------------

   Total stockholders' deficit                                  (4,521,311)      (1,483,183)
                                                             -------------     ------------

   Total liabilities and stockholders' deficit               $   7,404,384     $  8,821,302
                                                             =============     ============

                See accompanying notes to financial statements.

                           CIANCI'S VIDEOLAND, INC.

                           STATEMENTS OF OPERATIONS

                                                      Nine Months
                                                         Ended               Year Ended           Year Ended
                                                     September 30,          December 31,         December 31,
                                                         1998                   1997                 1996
                                                     --------------        -------------        -------------

Revenue
 Rental revenues and merchandise sales               $   21,976,028        $  28,246,665        $  22,242,340
                                                     --------------        -------------        -------------

Operating costs and expenses
 Store operating expenses                                 9,943,030           11,690,786            8,583,912
 Amortization of videocassette rental inventory           8,611,835            8,634,231            9,292,881
 Cost of merchandise sales                                2,696,132            3,114,059            3,072,235
 Selling, general and administrative expenses
  (Note 3)                                                3,330,170            3,652,861            3,066,279
                                                     --------------        -------------        -------------
Total operating costs and expenses                       24,581,167           27,091,937           24,015,307
                                                     --------------        -------------        -------------

Income (loss) from operations                            (2,605,139)           1,154,728           (1,772,967)

 Interest expense                                          (345,311)            (386,662)            (193,433)
 Other income                                                53,835               51,651              147,230
                                                     --------------        -------------        -------------

Net income (loss)                                    $   (2,896,615)       $     819,717        $  (1,819,170)
                                                     ==============        =============        =============

                See accompanying notes to financial statements.

                           CIANCI'S VIDEOLAND, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT


                                          Common Stock             Additional                               Total
                                    -------------------------       Paid-In         Accumulated         Stockholders'
                                       Shares         Amount        Capital           Deficit              Deficit
                                    ------------    ---------    -------------    --------------      ----------------

Balance at January 1, 1996                    10    $   2,500    $      80,331    $     (566,561)     $       (483,730)

Net loss                                                                              (1,819,170)           (1,819,170)
                                    ------------    ---------    -------------    --------------      ----------------

Balance at December 31, 1996                  10        2,500           80,331        (2,385,731)           (2,302,900)

Net income                                                                               819,717               819,717
                                    ------------    ---------    -------------    --------------      ----------------

Balance at December 31, 1997                  10        2,500           80,331        (1,566,014)           (1,483,183)

Shareholder Draws                                                                       (141,513)             (141,513)

Net loss                                                                              (2,896,615)           (2,896,615)
                                    ------------    ---------    -------------    --------------      ----------------

Balance at September 30, 1998                 10    $   2,500    $      80,331    $   (4,604,142)     $     (4,521,311)
                                    ============    =========    =============    ==============      ================

                See accompanying notes to financial statements.

                           CIANCI'S VIDEOLAND, INC.

                           STATEMENTS OF CASH FLOWS


Increase (Decrease) In Cash

                                                           Nine Months
                                                               Ended          Year Ended           Year Ended
                                                           September 30,      December 31,         December 31,
                                                               1998               1997                1996
                                                          --------------     -------------       --------------

Cash flows from operating activities
 Net income (loss)                                        $  (2,896,615)     $     819,717       $  (1,819,170)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Depreciation and amortization                              9,393,978          9,494,223           9,934,829
   Loss on disposal of fixed assets                              10,457                  -                   -
  Change in assets and liabilities:
   Increase in merchandise inventories                          (79,515)          (298,182)           (946,538)
   (Increase) Decrease in other assets                                -               (557)             84,181
   Increase (Decrease) in accounts payable                      640,569           (216,555)          1,841,678
   Increase (Decrease) in accrued expenses                     (305,798)           133,258              51,134
                                                          -------------      -------------       -------------

Net cash provided by operating activities                     6,763,076          9,931,904           9,146,114
                                                          -------------      -------------       -------------

Cash flows from investing activities
 Purchase of videocassette rental inventory, net             (8,533,218)        (8,795,837)         (9,253,146)
 Purchase of fixed assets                                      (839,580)        (1,039,456)         (1,913,266)
                                                          -------------      -------------       -------------

Net cash used in investing activities                        (9,372,798)        (9,835,293)        (11,166,412)
                                                          -------------      -------------       -------------

Cash flows from financing activities
   (Increase) Decrease in advance to shareholder                250,000           (554,438)           (528,318)
   Increase in bank overdraft                                   211,917                  -                   -
   Repayment of long-term debt                                 (351,758)        (1,680,487)         (1,406,449)
   Proceeds from borrowings of long-term debt                   400,000                  -           4,900,000
   Proceeds from borrowings under line of credit              1,026,280          1,973,720                   -
   Shareholder draws                                           (141,513)                 -                   -
                                                          -------------      -------------       -------------

Net cash provided by (used in) financing activities           1,394,926           (261,205)          2,965,233
                                                          -------------      -------------       -------------
Net increase (decrease) in cash                              (1,214,796)          (164,594)            944,935

Cash, at beginning of year                                    1,214,796          1,379,390             434,455
                                                          -------------      -------------       -------------

Cash, at end of year                                      $           -      $   1,214,796       $   1,379,390
                                                          =============      =============       =============

Supplementary disclosures of cash flow information

 Cash paid during the year:
  Interest                                                $    (346,999)     $    (361,985)      $    (175,441)


                See accompanying notes to financial statements.

                           CIANCI'S VIDEOLAND, INC.

                         NOTES TO FINANCIAL STATEMENTS


  1.  Description of Business:

  Cianci's Videoland, Inc. (the "Company") was incorporated in Oregon on January 24, 1985. The Company owns and operates 76 retail video stores in Oregon, Washington, Idaho, Iowa, South Dakota and California.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and, as of September 30, 1998, has negative working capital and a net capital deficiency. Management's plans in response to these matters primarily consisted of attempting to sell the Company. As discussed in
Note 9 to the financial statements, the Company was acquired on December 28, 1998. The line of credit of $3,000,000 was repaid in conjunction with the merger. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  2.  Summary of Significant Accounting Policies:

  Merchandise Inventories:

  Merchandise inventories consist primarily of videocassettes and games for resale and related items that are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

  Videocassette Rental Inventory:

  Videocassette rental inventory consists of videotapes purchased for rental, which are recorded at cost and amortized over their estimated income-producing life of ninety days. The Company also maintains a base stock of videocassettes, which is fully amortized. Amortization expense related to videocassette rental inventory totaled $8,611,835, $8,634,231 and $9,292,881 for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996.

  The Company purchases a majority of its videocassettes from one supplier. Management believes that other supplies could supply videocassettes for similar terms. However, a change in suppliers could result in a temporary disruption of the Company's ability to purchase new release videocassettes.

  Fixed assets:

  Fixed assets are recorded at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives ranging from five to seven years.

  In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset would be compared to the carrying amount to determine if a writedown to market value is required.

  Revenue Recognition:

  Revenue is recognized at the time of rental or sale.

  Store Opening Costs:

  Store opening costs, which consist primarily of payroll, advertising, occupancy, and supplies, are expensed as incurred.

                           CIANCI'S VIDEOLAND, INC.

                         NOTES TO FINANCIAL STATEMENTS


  Income Taxes:

  The Company has elected S-Corporation status under the Internal Revenue Code and the tax laws of the states in which they operate. As a result, the Company is not liable for federal income taxes and a portion of certain state income. The stockholders reflect their proportionate share of the Company's income in their individual income tax returns.

Comprehensive Income

  The Company adopted SFAS 130 in January 1998. Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and all other events and circumstances from non-owner sources. Other comprehensive income (loss) includes foreign currency items and minimum pension liability adjustments. The Company did not have components of other comprehensive income (loss) during the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996. As a result, comprehensive income
(loss) is the same as the net income (loss) for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996.

  Use of Estimates in the Preparation of Financial Statements:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


  3.  Related Party Transactions:

  The Company leases its corporate office, warehouse facility and two store locations from its shareholders. Related party rental expense amounted to $209,250, $279,000 and $279,000 for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 (Note 7).

  Advances to shareholders were $1,370,673 and $1,620,673 at September 30, 1998 and December 31, 1997.

  4.  Fixed assets:

  Fixed assets are comprised of the following:

                                                                           September 30,           December 31,
                                                                               1998                    1997
                                                                           -------------           -------------

Furniture, fixtures and store equipment                                    $   3,687,401           $   3,078,458
Leasehold improvements                                                         2,958,935               2,728,298
                                                                           -------------           -------------

                                                                               6,646,336               5,806,756
Accumulated depreciation                                                      (3,435,181)             (2,642,582)
                                                                           -------------           -------------

Fixed assets, net                                                          $   3,211,155           $   3,164,174
                                                                           =============           =============

                           CIANCI'S VIDEOLAND, INC.

                         NOTES TO FINANCIAL STATEMENTS


  5.  Line of Credit:

  At September 30, 1998, the Company had a line of credit agreement, as amended, with a bank (the "Credit Agreement"). Pursuant to terms of the Credit Agreement, advances bear interest at the bank's prime rate plus 1/2 percent (8.25% at September 30, 1998) and are secured by substantially all assets of the Company. The Credit Agreement was to be repaid in equal monthly installments of principal and interest over a twenty-four month period ending September 30, 2000. The Credit Agreement contained various financial and operating covenants with which the Company was not in compliance at September 30, 1998; accordingly, the entire balance outstanding under the Credit Agreement has been classified as current at September 30, 1998. In connection with the sale of the Company on December 28, 1998 (See Note 9), all amounts outstanding under the Credit Agreement were repaid and the Credit Agreement was terminated.

  6.  Long-Term Debt

  Long-term debt is collateralized by substantially all corporate assets (unless noted otherwise) and consists of the following:

                                                                            September 30,   December 31,
                                                                                1998            1997
                                                                            -------------   ------------
Note payable, distributor, payable in monthly installments of
 $34,403, including interest imputed at 9%, due 2003                        $  1,613,197    $  1,806,608
Note payable distributor, payable in monthly installments of
 $5,952, including interest imputed at 9%, due 2003                              274,596         312,558
Note payable in monthly installments of $12,907, including
 interest at 10% due 2000.                                                       341,349               -
Other                                                                             36,530          98,264
                                                                            ----------------------------
                                                                               2,265,672       2,217,430
                                                                            ----------------------------
Less current portion                                                             536,422         428,961
                                                                            ----------------------------

Long-term                                                                   $  1,729,250    $  1,788,469
                                                                            ============================

  Principal payments due on long-term debt in the three months ending and the years ending after December 31, 1998 are as follows:

                                                                                            Amount
                                                                                          ----------

             1998 (three months)                                                          $  173,721
             1999                                                                            661,081
             2000                                                                            648,317
             2001                                                                            522,980
             2002                                                                            484,260
             2003                                                                            112,499
                                                                                          ----------
                                                                                           2,602,858
             Less imputed interest                                                          (337,186)
                                                                                          ----------
                                                                                          $2,265,672
                                                                                          ==========

                           CIANCI'S VIDEOLAND, INC.

                         NOTES TO FINANCIAL STATEMENTS


    7.  Commitments and Contingencies:

  The Company is obligated under operating leases of real property expiring at various dates through December 2008. Certain leases have options to renew for three or five year terms. Future minimum rentals are approximately as follows:

                                                                                              Amount
                                                                                          -------------
            1999                                                                          $   4,849,856
            2000                                                                              4,213,002
            2001                                                                              3,618,565
            2002                                                                              3,202,307
            2003                                                                              2,727,133
            Thereafter                                                                        8,071,657
                                                                                          -------------
                                                                                          $  26,682,520
                                                                                          =============

Rental expense for leases was approximately $4,453,153, $5,028,126 and $3,600,781 for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996.


     8. Year 2000 (Unaudited)

Like other companies, Videoland could be adversely affected if the computer systems we, our suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the company's operations.

     9. Subsequent Event

     On December 28, 1998, all of the outstanding shares of the Company's common stock was acquired by Video City, Inc. ("Video City"), pursuant to an Agreement of Merger and Plan of Reorganization ("the Merger Agreement"). The acquisition was structured as a reverse triangular merger, with a newly formed subsidiary of Video City merging into the acquired corporation. Video City owns and operates video specialty stores. Pursuant to the Merger Agreement, Video City paid off existing indebtedness of $3,000,000 owed by the Company to Union Bank (See Note
5).

                               VIDEO CITY, INC.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


CURRENT ACQUISITION
-------------------

On December 28, 1998, Video City, Inc. ("Video City" or the "Company") acquired Cianci's Videoland, Inc. ("Videoland") from Victor J. Cianci and Evvy R. Cianci. This acquisition increased Video City's chain of retail video stores to 128.
The acquisition was structured as a reverse triangular merger, with a newly formed subsidiary of Video City merging into the acquired corporation.

The following sets forth a description of the transaction:

(a)  Cianci's Videoland, Inc. ("Videoland")

     Videoland owned and operated 76 stores under the name "Videoland" in Oregon, Washington, Iowa, Idaho, South Dakota and California. Videoland was owned by Victor J. and Evvy Cianci. The consideration consisted of 76,000 shares of Video City Series B voting Convertible Redeemable Preferred Stock with a stated value of $100 per share and $1,900,000 in cash reduced by (a) the total amount of indebtedness and liabilities of Videoland in excess of $11,500,000 at the time of closing and (b) $10.00 multiplied by the number of video cassettes in Videoland's inventory at March 31, 1998 that exceeds the number of videocassettes at the time of closing, if any.

(b)  BankBoston Credit Facility

     On December 28, 1998, Video City and its subsidiaries entered into a Loan and Security agreement with BankBoston providing for a $30 million revolving credit facility secured by all of the assets of Video City and its subsidiaries. This agreement replaced Video City's previous $7.5 million loan facility with FINOVA Capital Corporation. The new loan agreement provides for a maturity date of December 29, 2001 and a per annum interest rate equal to either (a) the base rate announced from time to time by BankBoston, N.A. plus 0.5 percent or (b) LIBOR plus 3.0 percent, at Video City's election. In addition, Video City is obligated to pay various fees in connection with the credit facility. As of December 30, 1998, Video City borrowed $13,400,000 the net proceeds of which (a) $6,400,000 was used to pay off all amounts due to FINOVA Capital Corporation,
(b) $1,900,000 was used as the cash component of the purchase price of Videoland, (c) $3,700,000 was used to pay off certain indebtedness and trade payables of Videoland, and (d) $800,000 was used to pay off certain amounts owed by Video City.

PREVIOUS ACQUISITIONS
---------------------

On September 30, 1998, the Company acquired an aggregate of nine retail video stores through the acquisition of all of the outstanding shares of capital stock of Video Tyme Inc. ("Video Tyme") and substantially all of the assets of Far West Entertainment, Inc. ("Far West Entertainment") and Game City, Inc. ("Game City"). The acquisitions increased the number of retail video stores owned and operated by the Company to 53. The purchase price consisted of a combination of cash, the Company's common stock and/or promissory notes and assumption of indebtedness.

The following sets forth a description of the transactions:

(a)  Video Tyme, Inc. ("Video Tyme")

     Video Tyme was previously owned by Andrew T. Baruffi and members of his immediate family through The Baruffi Family Trust and The Baruffi Family Partnership (collectively, the "Selling Shareholders"). Video Tyme owned and operated six retail video stores in Las Vegas, Nevada, of which five were acquired.

                               VIDEO CITY, INC.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


The purchase price of Video Tyme consisted of 1,050,000 shares of the Company's common stock and cash in the amount of $1,000,000 (subject to post-closing adjustments, if any). The Company also entered into a management agreement with the Selling Shareholders to manage an additional store in Las Vegas currently owned by the Selling Shareholders. Pursuant to the management agreement, the Company has the option to acquire such store from the Selling Shareholders at a cash purchase price of (a) $400,000 if such option to purchase is exercised on or before March 31, 1999 or (b) $440,000 if such option to purchase is exercised between April 1, 1999 and September 30, 1999.


(b) Far West Entertainment, Inc. ("Far West")

    Far West was owned by Bradley K. Maples. Far West owned and operated two retail video stores located in Clovis, California and Pocatello, Idaho. The purchase price of the assets of Far West consisted of 32,000 shares of the Company's common stock, cash in the amount of $20,000, the assumption of certain indebtedness to third parties and to the Company in the total amount of $495,000 and a promissory note in the principal amount of $100,000. For more than 21 months prior to this acquisition, the store located in Clovis, California was managed by the Company pursuant to a management agreement, and operated under the name "Video City."

(c) Game City, Inc. ("Game City")

    Game City was owned and operated by Young C. and Kay L. Lee. Game City owned and operated a retail video store in Bakersfield, California. The purchase price of the assets consisted of cash in the amount of $7,500, the assumption of certain indebtedness to third parties and to the Company in the total amount of $117,500, and a promissory note in the principal amount of $150,000. For more than 26 months prior to this acquisition, this acquired store was managed by the Company pursuant to a management agreement, and operated under the name "Video City." Young C. and Kay L. Lee are the parents of Robert Y. Lee, the Company's Chief Executive Officer and Chairman of the Board. The Company believes that this acquisition represents an arm's length transaction on terms and valuation comparable to other completed and pending acquisitions by the Company for the year ending January 31, 1999.

On March 25, 1998, Video City acquired five corporations owning and operating an aggregate of 29 retail video stores. These acquisitions increased Video City's chain of retail video stores from 18 to 47 stores. Each of the acquisitions was structured as a reverse triangular merger, with a newly formed subsidiary of Video City merging into the acquired corporation.

The following sets forth a description of the transaction:

(a) Adventures in Video, Inc. ("Adventures") and KDDJ Investments, Inc.

    These two companies were owned by David A. Ballstadt and members of his immediate family. These were the only two acquisitions that were related to one another. Adventures owned and operated thirteen stores in Minnesota in the greater Minneapolis metropolitan area. The purchase price for Adventures was 866,000 shares of Video City common stock. KDDJ owned and operated three stores in San Francisco, California. The purchase

                               VIDEO CITY, INC.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


price for KDDJ was 216,500 shares of Video City common stock. The two Merger Agreements provide for an adjustment in the number of Video City shares if and to the extent that the aggregate liabilities of the two companies as of the closing are greater or less than $1,200,000. Pursuant to the merger agreement, Video City paid off existing indebtedness of approximately $449,000 that Adventures in Video owed to Marquette Bank, N.A. Concurrently with these two acquisitions, the Board of Directors of Video City was expanded from eight to nine members and David A. Ballstadt was elected to fill this new seat. As part of the restructuring (see note g), Rentrak accepted 194,950 shares of Video City common stock in settlement of $389,900 owed by Adventures to Rentrak. Video City also entered into a two-year employment agreement with Mr. Ballstadt at a salary of $100,000 per year plus a possible bonus of up to $100,000 per year based on increases, if any, in certain dealer allowances, and certain additional benefits.

(b) Leptis Magna, Inc. ("Leptis")

    This company owned and operated five stores under the name "Video Unlimited" in Colorado. This company was owned by G. Wayne Bailey and Orawan Bailey. The purchase price in the merger consisted of $75,000 in cash, a one-year promissory note for $75,000 payable in twelve equal monthly installments, and 150,000 shares of Video City common stock. Pursuant to the Merger Agreement, Video City also paid off existing indebtedness including $131,000 owed to Norwest Bank Colorado, N.A. and $372,000 of indebtedness owed to Ingram Entertainment Corporation.

(c) Old Republic Entertainment, Inc. ("Old Republic")

    This company owned and operated four stores in and around Ventura, California, under the name "Video Tyme." The company is wholly owned by C. Anthony Anderson. The purchase price consisted of 350,000 shares of Video City common stock, $150,000 in cash, and the assumption of certain debt. Pursuant to the Merger Agreement, Video City paid off approximately $741,000 of existing indebtedness owed to three creditors of the acquired company.

(d) Sulpizio One, Inc. ("Sulpizio")

    This company owned and operated four stores in Lancaster, Santa Barbara, and Los Banos, California. The purchase price consisted of 100,000 shares of Video City common stock plus the assumption of all liabilities including the amounts owing to Rentrak Corporation which are described under "Restructured Agreement With Rentrak" below. For more than three years prior to this acquisition, these stores were managed by Video City under a management agreement and operated under the name "Video City."

(e) Sale of Film Library

    Concurrently, Video City sold the rights to its library of 47 feature films and other properties and related accounts receivable to an entity owned and controlled by Stephen Lehman, a member of Video City's Board of Directors, for $1,350,000 in cash. The library was the principal asset of Prism Entertainment Corporation ("Prism"), the former name of the Company prior to the merger in January 1997 of Lee Video City, Inc., the retail video company, into Prism. The Company's historical financial statements do not include any revenues

                               VIDEO CITY, INC.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


related to the film library since the Company had not further exploited the film library since it was acquired from Prism.

The Company used the proceeds of the sale of the film library and approximately $24,000 of additional funds to pay off all amounts owing to Imperial Bank, which was the principal creditor of Prism Entertainment Corporation prior to the January 1997 merger.


(f)  FINOVA Credit Facility

     The Company, on March 25, 1998, entered into a $7,500,000 Loan and Security Agreement with FINOVA Capital Corporation, secured by all of the assets of the Company and its subsidiaries. Of these funds, $5,700,000 has been used to pay the cash portion of the acquisition purchase prices, to repay other existing indebtedness of Video City, to repay certain existing indebtedness of the acquired companies, and to provide inventory financing and working capital for the expanded retail operation of the combined companies. Video City used $1,500,000 of the FINOVA credit facility to pay off a term loan owing to Ingram Entertainment Corporation.

     This credit facility was paid off on December 28, 1998 at the time of the Videoland purchase, with proceeds from a new $30 million revolving credit facility with BankBoston.


(g)  Restructured Agreement With Rentrak

     Concurrently with the March 25, 1998 acquisitions, the Company also entered into a restructured debt agreement with Rentrak Corporation, a major lessor of videocassettes under a revenue sharing arrangement. Prior to the acquisitions, Video City and Sulpizio One, Inc. (one of the acquired companies) were parties to such arrangements with Rentrak. As part of the restructuring, Rentrak agreed to accept 194,950 shares of Video City common stock in settlement of a lawsuit relating to amounts due to Rentrak which was previously filed against Adventures in Video, Inc. (one of the acquired companies), and 470,162 shares of Video City common stock in payment of $940,324 of indebtedness owed to Rentrak by Sulpizio One, Inc. (The $2.00 per share valuation of the Video City common stock was a figure negotiated by Video City and Rentrak, and does not reflect the market price of the Video City stock. Video City makes no representation as to what the market price of its stock is or will be.) As part of the restructured debt agreement, Rentrak also agreed to a deferral of certain amounts owed to it by Sulpizio One, Inc. and Video City, and obtained a security interest in the assets of Video City to secure such amounts. Rentrak also released Robert Y. Lee, Video City's Chief Executive Officer, from personal guaranties of Video City's indebtedness that Mr. Lee had previously given.

BASIS OF PRESENTATION
---------------------

     The accompanying unaudited pro forma condensed consolidated financial statements illustrate the effect of the acquisitions, the sale of the film library, the restructured agreement with Rentrak and the BankBoston credit facility ("Pro Forma") on the Company's financial position and results of operations.

                               VIDEO CITY, INC.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


  The unaudited pro forma condensed consolidated balance sheet as of October 31, 1998 is based on the historical balance sheet of Video City, Inc. as of that date, and the historical balance sheet of Videoland, Inc. as of September 30, 1998. The unaudited pro forma condensed consolidated balance sheet assumes the Videoland acquisition and the BankBoston credit facility took place on October 31, 1998.

  The unaudited pro forma condensed consolidated statement of operations for the year ended January 31, 1998 is based on the historical statements of operations of Video City, Inc. for the year then ended, the historical statement of operations of Video Tyme, Inc., Far West Entertainment, Inc., Game City, Inc., Leptis Magna, Inc., Old Republic Entertainment, Inc., Sulpizio One, Inc. and the historical combined statements of operations of Adventures in Video, Inc. and KDDJ Investments, Inc., and Videoland, Inc. for the year ended December 31, 1997. The unaudited pro forma condensed consolidated statement of operations assumes the acquisitions, sale of the film library, the restructured agreement with Rentrak and the BankBoston credit facility took place on February 1, 1997.

  The unaudited pro forma condensed consolidated statement of operations for the nine months ended October 31, 1998 is based on historical statements of operations of Video City, Inc. for the nine months then ended, the historical statements of operations of Video Tyme, Inc. for the year ended December 31, 1997, and the historical statement of operations of Far West Entertainment, Inc., Game City, Inc., and Videoland, Inc. for the nine months ended September 30, 1998. The unaudited pro forma condensed consolidated statements of operations assumes the acquisitions, sale of the film library, the restructured agreement with Rentrak and the BankBoston credit facility took place on February 1, 1998.

  The unaudited pro forma condensed consolidated financial statements may not be indicative of the actual results of the acquisitions and there can be no assurance that the foregoing results will be obtained. In particular, the unaudited pro forma condensed consolidated financial statements are based on management's estimates of the allocation of the purchase price, the actual allocation may differ. The unaudited pro forma condensed consolidated statements of operations may not be indicative of the actual results which would have been obtained if the transactions had occurred on February 1, 1997 or February 1, 1998.

  The accompanying unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Video City, Inc., Videoland, Inc. and the historical combined financial statements of Adventures in Video, Inc. and KDDJ Investments, Inc.

                               VIDEO CITY, INC.

          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                               OCTOBER 31, 1998


                                                                              Pro-forma
                                       Video                                 Adjustments
                                        City            Videoland              (Note A)               Pro-forma
                                 --------------------------------------------------------------------------------
Assets

Current assets
 Cash                            $       42,348       $           -        $           -          $        42,348
 Accounts receivable, net             1,121,891                   -                                     1,121,891
 Notes receivable                        86,703                                                            86,703
 Merchandise inventories              1,079,332           1,592,073                                     2,671,405
 Other                                  239,520                   -              (16,690)(1)              222,830

                                 --------------------------------------------------------------------------------

Total current assets                  2,569,794           1,592,073              (16,690)               4,145,177
Advances from shareholder                     -           1,370,673                                     1,370,673
Videocassette rental
  inventory, net                      8,541,436           1,173,173           10,744,616 (1)           20,459,225

Fixed assets, net                     1,717,934           3,211,155                                     4,929,089

Goodwill                              1,958,050                   -            8,077,920 (1)           10,035,970

Deferred tax asset                    2,421,457                   -           (2,421,457)(1)

Other assets                          1,440,262              57,310              600,000 (4)            2,097,572

                                 --------------------------------------------------------------------------------

Total assets                     $   18,648,933       $   7,404,384           16,984,389          $    43,037,706
                                 ================================================================================


Liabilities

Current liabilities
 Bank Overdraft                  $            -       $     211,917        $           -          $       211,917

 Line of credit                               -           3,000,000           (3,000,000)(3)           13,400,000
                                                                              13,400,000 (4)

 Accounts payable                     5,488,660           5,575,988           (1,500,000)(3)            9,564,648

 Accrued expenses                       672,400             872,118                                     1,544,518

Current portion of
 long-term debt                       1,765,060             536,422             (847,000)(2)            1,454,482
                                 --------------------------------------------------------------------------------

Total current liabilities             7,926,120          10,196,445            8,053,000               26,175,565

Long-term debt                        7,475,037           1,729,250           (5,553,000)(2)            3,651,287

Deferred tax liability                                                         1,876,389 (1)            1,876,389

Other liabilities                       428,805                   -                                       428,805
                                 --------------------------------------------------------------------------------
Total liabilities                    15,829,962          11,925,695            4,376,389               32,132,046
                                 --------------------------------------------------------------------------------
Preferred stock- Series A               700,000                                                           700,000

Total stockholders'
  equity (deficit)                    2,118,971          (4,521,311)          12,608,000 (1)           10,205,660
                                 --------------------------------------------------------------------------------
Total liabilities and
 stockholders equity             $   18,648,933       $   7,404,384           16,984,389          $    43,037,706
                                 ================================================================================

See notes to pro forma condensed consolidated financial statements (unaudited).

                               VIDEO CITY, INC.

     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE YEAR ENDED JANUARY 31, 1998

                                     Video          Adventures                          Old                           Video
                                     City              /KDDJ           Leptis         Republic        Sulpizio         Tyme
                                -----------------------------------------------------------------------------------------------

Revenue
 Rental revenues and
  product sales                 $  10,007,358     $   4,163,583     $  1,572,200    $  2,009,006    $  1,871,669   $  4,935,259
 Management fee income                205,000
                                -----------------------------------------------------------------------------------------------

Total revenue                      10,212,358         4,163,583        1,572,200       2,009,006       1,871,669      4,935,259

Operating costs and
 expenses
  Store operating
   expenses                         4,460,200         2,117,760          832,305       1,069,203         880,224              -

  Amortization of
   videocassette rental
   inventory                        1,928,343         1,262,409          443,003         577,429         315,354
  Cost of product sales               762,153           146,432            8,162         141,604         177,052      3,064,422
  Cost of leased product              419,361             4,334                -               -          66,603              -
  General and
   administrative                   2,035,428           553,553          103,651          22,271         344,439      1,982,457


  Non-recurring write
   down of film library             3,029,829
                                -----------------------------------------------------------------------------------------------

Total operating costs
 and expenses                      12,635,314         4,084,488        1,387,121       1,810,507       1,783,672      5,046,879

Income (loss) from
 operations                        (2,422,956)           79,095          185,079         198,499          87,997       (111,620)

 Gain (loss) on
  disposition of assets,                    -           (12,157)               -        (157,500)
  net
 Interest expense                     552,359            45,148           12,054          69,177          97,414            256
 Other (income)                             -           (14,644)                                          (2,498)       (17,755)
                                -----------------------------------------------------------------------------------------------

Income (loss) before taxes      $  (2,975,315)    $      36,434     $    173,025    $    (28,178)  $      (6,919)  $    (94,121)

Income tax (expense) benefit                -                 -                -               -               -              -
-------------------------------------------------------------------------------------------------------------------------------

Net income (loss)               $  (2,975,315)    $      36,434     $    173,025    $    (28,178)  $      (6,919) $     (94,121)
                                ===============================================================================================

Basic earnings per
 share                          $       (0.30)
Diluted earnings
 per share                      $       (0.30)

Weighted average number
 of common shares out-
 standing (Note B):
  Basic                             9,770,594
  Diluted                           9,770,594
                                                                                               Pro-forma
                                    Far West            Game                                  Adjustments
                                 Entertainment          City             Videoland             (Note B)            Pro-forma
                                ----------------------------------------------------------------------------------------------

Revenue
 Rental revenues and
  product sales                 $    316,753         $  347,572        $  28,246,665       $                    $   53,470,065

 Management fee income                                                                         (205,000)(5)                  -
                                ----------------------------------------------------------------------------------------------

Total revenue                        316,753            347,572           28,246,665           (205,000)            53,470,065

Operating costs and
 expenses
  Store operating
   expenses                          241,208            169,825           11,690,786                                21,461,511

  Amortization of
   videocassette rental
   inventory                          81,387             73,750            8,634,231         (4,762,000)(2)          8,553,906
  Cost of product sales               21,950             22,290            3,114,059                                 7,458,124
    Cost of leased product             2,706             14,487                                                        507,491
  General and
   administrative                          -             38,677            3,652,861            509,197 (1)          8,766,114
                                                                                               (613,820)(6)
                                                                                                137,400 (7)
  Non-recurring write
   down of film library                                                                      (3,029,829)(4)                  -
                                ----------------------------------------------------------------------------------------------

Total operating costs
 and expenses                        347,251            319,029           27,091,937         (7,759,052)            46,747,146

Income (loss) from
 operations                          (30,498)            28,543            1,154,728          7,554,052              6,722,919

 Gain (loss) on
  disposition of assets,                                 (8,134)                                                      (177,791)
  net
 Interest expense                      8,515             12,396              386,662            731,274 (3)          1,915,255
 Other (income)                                                              (51,651)                                  (86,548)
                                ----------------------------------------------------------------------------------------------

Income (loss) before taxes           (39,013)             8,013        $     819,717          6,822,778         $    4,716,421
Income tax (expense) benefit               -                  -                    -         (1,886,568)(8)         (1,886,568)
                                ----------------------------------------------------------------------------------------------

Net income (loss)                $   (39,013)         $   8,013        $     819,717          4,936,210         $    2,829,853
                                ==============================================================================================

Basic earnings per
 share                                                                                                          $         0.17
Diluted earnings
 per share                                                                                                      $         0.16

Weighted average number
 of common shares out-
 standing (Note B):
  Basic                                                                                       3,429,612 (9)         13,200,206
  Diluted                                                                                     3,816,996 (9)         13,587,590

See notes to pro forma condensed consolidated financial statements (unaudited).

                               VIDEO CITY, INC.

     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                  FOR THE NINE MONTHS ENDED OCTOBER 31, 1998


                                                                                                       Pro-forma
                                 Video          Video         Far West       Game                     Adjustments
                                 City            Tyme      Entertainment     City       Videoland       (Note C)         Pro-forma
                             ------------------------------------------------------------------------------------------------------

Revenue
Rental revenues and
   product sales             $ 14,174,164   $  4,935,259   $   192,224    $  246,824   $ 21,976,028  $   368,928 (7)   $ 41,893,427

   Management fee income          116,133                                                               (116,133)(4)            -
                             ------------------------------------------------------------------------------------------------------

Total revenue                  14,290,297      4,935,259       192,224       246,824     21,976,028      252,795         41,893,427

Operating costs and
   expenses
      Store operating
        expenses                7,517,466              -       168,965       133,816      9,943,030                      17,763,277

      Amortization of
        videocassette rental
        inventory               1,805,657                       48,965        56,753      8,611,835   (3,572,000)(2)      6,951,210
      Cost of product sales     2,174,651      3,064,422        13,063        23,322      2,696,132     (584,611)(7)      7,386,979
         Cost of leased         1,292,854              -        30,243        40,645                                      1,363,742
          product
      General and
        administrative          2,563,873      1,982,457        19,564        34,552      3,330,170      340,220 (1)      7,569,810
                                                                                                        (460,365)(5)
                                                                                                          84,300 (6)
                                                                                                        (324,961)(7)
      Non-recurring write
        down of film library            -
                             ------------------------------------------------------------------------------------------------------

Total operating costs
  and expenses                 15,354,501      5,046,879       280,800       289,088     24,581,167   (4,517,417)        41,035,018
                             ------------------------------------------------------------------------------------------------------

Income (loss) from
   operations                  (1,064,204)      (111,620)      (88,576)      (42,264)    (2,605,139)   4,770,212            858,409

   Gain (loss) on
     disposition of assets,             -
     net
   Interest expense               647,053            256        29,745         1,053        345,311      (45,126)(3)        951,591
                                                                                                         (26,701)(7)

   Other (income)                 (15,097)       (17,755)                                   (53,835)      (7,296)(7)        (93,983)
                             ------------------------------------------------------------------------------------------------------

Income (loss) before taxes   $ (1,696,160)  $    (94,121)  $  (118,321)   $  (43,317)  $ (2,896,615) $ 4,849,335                801

Income tax (expense) benefit
                                2,477,132              -             -             -              -    2,477,452(8)            (320)
                             ------------------------------------------------------------------------------------------------------

Net income (loss)            $    780,972   $    (94,121)  $  (118,321)   $  (43,317)  $ (2,896,615) $ 2,371,883       $        481
                             ------------------------------------------------------------------------------------------------------

Basic earnings (loss) per
  share                      $       0.07                                                                              $      (0.04)
Diluted earnings (loss)
  per share                  $       0.07                                                                              $      (0.04)

Weighted average number
  of common shares out-
  standing (Note C):
   Basic                       11,419,984                                                              1,410,936 (9)     12,830,920
   Diluted                     11,913,471                                                                917,449 (9)     12,830,920

                               VIDEO CITY, INC.

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


A.  Pro Forma Adjustments - Pro Forma Condensed Consolidated Balance Sheet

     The adjustments to the pro forma condensed consolidated balance sheet are as follows:

(1) To reflect the acquisition of Videoland and the allocation of the purchase price on the basis of the fair values of the assets acquired and liabilities assumed. The components of the purchase price and its allocation to the assets and liabilities are as follows:



Components of purchase price:
 Cash from BankBoston credit
  facility                                 $   1,900,000

 Video City Series B preferred stock           7,600,000

 Acquisition costs                               503,379
                                           -------------
Total purchase price                       $  10,003,379
                                           =============
Allocation of purchase price:
 Videocassette rental inventory            $  10,744,616
 Deferred tax liability                        4,297,846
 Stockholders equity (deficit)                (4,521,311)
Goodwill                                       8,077,920
                                           -------------
                                           $  10,003,379
                                           =============

Of the $503,379 in acquisition costs, $16,690 had been incurred by Video City prior to October 31, 1998. Video City's existing net deferred tax asset of $2,421,457 is reclassified and shown net of the deferred tax liability from the Videoland acquisition resulting in a net deferred tax liability of $1,876,389.

                               VIDEO CITY, INC.

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


A. Pro Forma Adjustments - Pro Forma Condensed Consolidated Balance Sheet (Continued)

(2) To reflect the repayment of FINOVA debt from the proceeds of the BankBoston credit agreement as follows:



Current portion       $    847,000
Long term                5,553,000
                      ------------

                      $  6,400,000
                      ============

(3) To reflect the repayment of certain trade payables and debt from the BankBoston credit facility as follows:

                          Video City         Videoland         Total
                       --------------------------------------------------
Accounts payable        $  800,000        $    700,000      $  1,500,000
Revolving line of
credit                           -           3,000,000         3,000,000
                       --------------------------------------------------

Total                   $   800,000       $  3,700,000      $  4,500,000
                        =============     ============      ============

(4)  To reflect the credit facility with BankBoston as follows:

                                                                      Amount
                                                                 ---------------
BankBoston loan fees                                             $      600,000
Videoland acquisition (Note 1)                                        1,900,000
FINOVA repayment (Note 1)                                             6,400,000
Trade payables and debt (Note 1)                                      4,500,000
                                                                  --------------
Total (all current)                                              $   13,400,000
                                                                  ==============

                               VIDEO CITY, INC.

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

B. Pro Forma Adjustments - Pro Forma Condensed Consolidated Statement of Operations for the year ended January 31, 1998

     The adjustments to the pro forma condensed consolidated statement of operations are as follows:

(1) Adjustments for amortization of excess cost over fair value of net assets acquired amortized over 20 years

Cost in excess of fair value of net assets acquired:

                                                                         Amount
                                                                      ------------
Adventures/KDDJ                                                       $     66,747
Leptis                                                                     141,029
Old Republic                                                               693,152
Sulpizio                                                                   257,196
Video Tyme                                                                 767,428
Far West Entertainment                                                     180,467
Game City                                                                        -
Videoland                                                                8,077,920
                                                                      ============
Total                                                                 $ 10,183,939
                                                                      ============
Number of years                                                                 20
                                                                      ============

Annual amortization expense                                           $    509,197
                                                                      ============

Total goodwill includes $147,969 of post-closing adjustments made by Video City, Inc. subsequent to October 31, 1998.

(2) Adjustment to reflect amortization of videocassette rental inventory based on the postacquisition valuation utilizing Video City amortization methodology.

(3)  Adjustment to interest expenses as follows:

                                                                          Amount
                                                                       -----------
Elimination of interest on Adventures indebtedness to Marquette
 Bank at 9.5%                                                         $    (45,148)
Interest on note payable in conjunction with Leptis acquisition at
 9.5%                                                                        7,125
Elimination of interest on Leptis indebtedness to Norwest Bank at
 8.75%                                                                     (11,463)
Elimination of interest on indebtedness to creditors of Old
 Republic at 8%                                                            (59,280)
Elimination of interest on indebtedness to Imperial Bank at 11.5%         (254,000)
Elimination of interest on Videoland indebtedness to Union Bank at
 6.2%                                                                     (186,000)
Interest on BankBoston credit facility at LIBOR (5.06% at December
 31, 1998) plus 3%                                                       1,080,040
Amortization of BankBoston loan costs                                      200,000
                                                                      ------------
Total                                                                 $    731,274
                                                                      ============

(4)  To eliminate the non-recurring write down of the film library.

                               VIDEO CITY, INC.

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(5) To eliminate management fees paid to Video City by Sulpizio, Game City and Far West.

(6)  To eliminate Videoland corporate expenses:

     The following personnel compensation expense are not incurred subsequent to the acquisition as a result of duplicate corporate expenditures:

                                                Amount
                                           --------------
     Shareholder's compensation
      Victor J. Cianci                      $     200,000
      Ewy R. Cianci                               200,000
     Corporate accounting personnel               108,880
     Inventory purchasing and marketing
      personnel                                   104,940
                                            --------------
     Total                                  $     613,820

     The above adjustment does not include the effect of ten employees who separated from Videoland because the positions were replaced at Video A corporate offices.

(7) Adjustment for additional Video City and Adventures/KDDJ corporate expenses.

    The following additional corporate expenses are being incurred subsequent to the acquisitions:

                                                Amount
                                            --------------
     Adventures/KDDJ incremental salary
      for Mr. Ballstadt                     $       25,000
     Video City Corporate office lease              62,400
     Additional training and travel                 50,000
                                            --------------
     Total                                  $      137,400

(8)  Adjustment for pro forma income tax expense at 40%.

(9) Pro forma adjustments to the weighted average number of common shares outstanding are as follows:

     Shares issued pursuant to the following merger agreements:

                                                                 Shares
                                                              ------------
Adventures                                                        866,000
KDDJ                                                              216,500
Leptis                                                            150,000
Old Republic                                                      350,000
Sulpizio                                                          100,000
Video Tyme                                                      1,050,000
Far West Entertainment                                             32,000
Game City                                                               -
                                                               ----------
Total merger shares                                             2,764,500

Shares issued for restructured agreement with Rentrak             665,112
                                                               ----------
Total additional shares - basic                                 3,429,612

Effect of dilutive options and warrants                           387,384
                                                               ----------

Total additional shares - dilutive                              3,816,996
                                                               ==========

Pro forma basic and dilutive earnings per share include the pro forma effect of $608,000 preferred stock dividends. Dilutive earnings per share does not include the effect of the preferred stock conversion because it is anti-dilutive.

                               VIDEO CITY, INC.

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


C. Pro Forma Adjustments - Pro Forma Condensed Consolidated Statement of Operations for the nine months ended October 31, 1998

    The adjustments to the pro forma condensed consolidated statement of operations are as follows:

(1) Adjustments for amortization of excess cost over fair value of net assets acquired amortized over 20 years

Amortization expense for period from February 1, 1998 to the date of each acquisition:

                                                                         Amount
                                                                     -------------
Adventures/KDDJ                                                       $        556
Leptis                                                                       1,176
Old Republic                                                                 5,776
Sulpizio                                                                     2,143
Video Tyme                                                                  22,383
Far West Entertainment                                                       5,264
Game City                                                                        -
Videoland                                                                  302,922
                                                                     =============
Total                                                                 $    340,220
                                                                     =============

(2) Adjustment to reflect amortization of videocassette rental inventory based on the post acquisition valuation utilizing Video City amortization methodology.

(3)  Adjustment to interest expenses as follows:

                                                                                        Amount
                                                                                   -------------
Interest on note payable in conjunction with Leptis acquisition at
 9.5% for the period February 1, 1998 to March 25, 1998                             $      1,188
Elimination of interest on indebtedness to Imperial Bank at 11.5%
 for the period February 1, 1998 to March 25, 1998                                       (42,333)
Elimination of interest on Videoland indebtedness to Union Bank at
 6.2%                                                                                   (139,500)
Elimination of interest in credit facility with FINOVA Capital for
 the period March 25, 1998 to October 31, 1998                                          (720,000)
Elimination of FINOVA amortization of loan costs on credit facility
 for the period March 25, 1998 to October 31, 1998                                      (104,511)
Interest on BankBoston credit facility at 8.06%                                          810,030
Amortization of BankBoston loan costs                                                    150,000
                                                                                    -------------
Total                                                                               $    (45,126)
                                                                                    =============

(4) To eliminate management fees paid to Video City by Sulpizio for the period February 1, 1998 to March 25, 1998 and Game City and Far West Entertainment for the period February 1, 1998 to September 30, 1998.

                               VIDEO CITY, INC.

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(5)  To eliminate Videoland corporate expenses.

     The following personnel compensation expense are not incurred subsequent to the acquisition as a result of duplicate corporate expenditures:

                                              Amount
                                          -----------

Shareholder's compensation
 Victor J. Cianci                          $  150,000
 Evvy R. Cianci                               150,000
Corporate accounting personnel                 81,660
Inventory purchasing and marketing
 personnel                                     78,705
                                           ----------
Total                                      $  460,365
                                           ==========

    The above adjustment does not include the effect of ten employees who separated from Videoland because the positions were replaced at Video City's corporate offices.

(6)  Adjustment for additional Video City corporate expenses.
     The following additional corporate expenses are being incurred subsequent to the acquisitions:

                                              Amount
                                           ---------
Corporate office lease                     $  46,800
Additional training and travel                37,500
                                           ---------
Total                                      $  84,300
                                           =========

(7) Adjustment to reflect Adventures/KDDJ, Leptis, Old Republic and Sulpizio for the period February 1, 1998 to March 25, 1998 and to remove three months of operations for Video Tyme:

                         Adventures/                       Old
                            KDDJ           Leptis        Republic           Sulpizio        VideoTyme             Total
                        ---------------------------------------------------------------------------------      -------------
Rental revenues and
 product sales           $   693,931     $   262,033     $   334,834     $   311,945       $(1,233,815)        $    368,928
Cost of product sales        127,026           1,360          23,601          29,509          (766,106)            (584,611)
General and
 administrative               92,259          17,275           3,712          57,407          (495,614)            (324,961)
Interest expense               7,525           2,009          11,530          16,236           (64,001)             (26,701)
Other (income)                (2,441)              -               -            (416)           (4,439)              (7,296)

(8)  Adjustment for pro forma income tax expense at 40%.

                               VIDEO CITY, INC.

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(9) Pro forma adjustments to the weighted average number of common shares outstanding for the nine months ended October 31, 1998 are as follows:

     Weighted average shares for mergers

                                                                Shares
                                                            -------------
Adventures (February 1, 1998-March 25, 1998)                      168,125
KDDJ (February 1, 1998-March 25, 1998)                             42,031
Leptis (February 1, 1998-March 25, 1998)                           29,121
Old Republic (February 1, 1998-March 25, 1998)                     67,949
Sulpizio (February 1, 1998-March 25, 1998)                         19,414
Video Tyme (February 1, 1998-September 30, 1998)                  926,923
Far West Entertainment (February 1, 1998-September
 30, 1998)                                                         28,249
                                                            -------------

Total merger shares                                             1,281,812

Shares issued for restructured agreement with Rentrak             129,124
                                                            -------------

Total additional shares - basic                                 1,410,936

Options and warrants                                             (493,487)
                                                            -------------
Total additional shares - dilutive                                917,449
                                                            =============

  Pro forma basic and dilutive earnings per share include the pro forma effect of $456,000 preferred stock dividends. Dilutive earnings per share does not include the effect of the preferred stock conversion because it is anti-dilutive.